Exhibit 99.1

Lifeloc Technologies Announces Record Q4, 2011 Sales

Record Q4, 2011 sales results reported by Lifeloc Technologies, a leading international provider of professional breath alcohol testers.

Wheat Ridge, CO (PRWEB) February 04, 2012

Lifeloc Technologies, a leader in the manufacture of portable breath alcohol testing devices for Workplace and Law Enforcement use, today announced that net sales results for its quarter ended December 31, 2011 are expected to be in the range of $1,900,000 to $1,920,000 compared to $1,402,158 for the same period one year ago.

At this reporting time, Lifeloc does not comment on any other information that would be necessary to draw conclusions regarding net income and earnings per share. The statements in this press release are made as of the date hereof even if subsequently made available on the Lifeloc website or otherwise. Lifeloc does not assume any obligation to update the forward looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Lifeloc Technologies

Lifeloc Technologies, Inc. is a trusted international provider of precise, reliable and easy to use portable breath alcohol testing instruments (breathalyzers). Lifeloc offers comprehensive online and classroom training, plus a complete line of supplies and drug screening products. Our alcohol testing devices have been manufactured continuously in Colorado since our founding in 1983. Lifeloc evidential and screening devices are approved by the U.S. DOT and other state and international regulatory agencies. More information about Lifeloc is available at http://www.lifeloc.com

The statements in this press release, relating to future plans, future events or products and services, are forward-looking statements which are subject to specific risks and uncertainties. These could involve particular market trends, competition factors and other risks described in documents submitted to the U.S. Securities and Exchange Commission. The actual results, events, products and services may vary significantly from the forecasts. The reader is warned not to rely on these forward-looking statements without reservation, since these are simply reflections of the current situation.

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